UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 18, 2011

VCA ANTECH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16783	95-4097995
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12401 West Olympic Boulevard
Los Angeles, California 90064-1022
(Address of Principal Executive Offices, Zip Code)

(310) 571-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2011, VCA Antech, Inc. (the “Company”) entered into a letter agreement (the “Severance Agreement”) with Josh Drake, President of Antech Diagnostics.  Pursuant to the Severance Agreement, the Company agreed to provide to Mr. Drake certain payments and benefits in the event Mr. Drake’s employment with the Company is terminated, including:

•	If Mr. Drake’s employment with the Company is terminated by the Company other than for “Cause” (as such term is defined in the Severance Agreement) or as a result of Mr. Drake’s death or disability:

o
the Company will pay Mr. Drake (i) a lump sum payment equal to his accrued and unpaid salary and other compensation and his accrued and unused vacation and sick pay; and (ii) the amount he would have earned as base salary during the one year period following the date of his termination, reduced by the fixed and determinable amount of any payments to be made to him during that one year period under any long-term disability insurance policy maintained by the Company for his benefit, payable in equal monthly installments;

o
all non-performance based stock options and stock appreciation rights granted to Mr. Drake by the Company that would have vested during the one year period following the date of his termination will continue to vest during the course of the one year period immediately following the date of his termination and to become exercisable in accordance with the terms and conditions applicable to such equity award;

o
all non-performance based restricted stock and restricted stock units granted to Mr. Drake by the Company that would have vested during the one year period following the date of his termination, will vest upon the date of his termination, and, in the case of restricted stock units, will become payable in accordance with the terms and conditions applicable to such equity award; and

o	the Company will continue to provide Mr. Drake specified benefits for the one year period immediately following his termination.

•
Upon the occurrence of a “Change in Control” (as such term is defined in the Severance Agreement) if Mr. Drake’s employment is terminated (a) on or before the one year anniversary of the date of occurrence of a Change in Control by the Company or its successor other than for Cause or as a result of Mr. Drake’s death or disability, or (b) on or after the one year anniversary of the date of occurrence of a Change in Control by Mr. Drake, then all non-performance based stock options and stock appreciation rights granted to Mr. Drake by the Company that would have vested at any time after the date of termination, will immediately vest and become exercisable on the date of termination and remain exercisable for the full term of such award.

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•
Upon the occurrence of a “Change in Control” all non-performance based restricted stock and restricted stock units granted to Mr. Drake by the Company that would have vested at any time after the date of occurrence of a Change in Control will vest on the earlier of (a) the date that is one year after the date of occurrence of the Change in Control, provided that Mr. Drake continues to provide services to the Company or its successor, (b) the date of Mr. Drake’s termination of employment by the Company or its successor other than for Cause or as a result of Mr. Drake’s death or disability and (c) the vesting date otherwise provided in the award agreement.

Pursuant to the Severance Agreement, and in consideration of the benefits described above, Mr. Drake has agreed to certain non-solicitation and non-competition covenants applicable during his term of employment with the Company and for one year thereafter.

The foregoing description is qualified in its entirety by reference to the Severance Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits.

(d)           Exhibits

EXHIBIT NO.     Description

10.1                       Letter Agreement, dated August 18, 2011, by and between VCA Antech, Inc. and Josh Drake.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCA ANTECH, INC.

August 22, 2011	By:	/s/ Tomas W. Fuller
	Name:	Tomas W. Fuller
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibits

10.1	Letter Agreement, dated August 18, 2011, by and between VCA Antech, Inc. and Josh Drake